AMENDMENT TO

FUND ACCOUNTING AGREEMENT

Between

Papp Investment Trust

and

Ultimus Fund Solutions, LLC

This Amendment revises the Fund Accounting Agreement, dated March 1, 2010 (the “Agreement”) between Papp Investment Trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

The Parties agree to amend Section 1 of the Agreement to revise the services provided by Ultimus as described below:

1.	Section 1(d)(ii)(B) of the Agreement is deleted and replaced with the following:

1.	RETENTION OF ULTIMUS.

(d)	ADDITIONAL ACCOUNTING SERVICES

(ii)	Provide accounting information for the following:

B.	the Trust’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR;

2.	Section 1(e) is added to the Agreement as follows:

1.	RETENTION OF ULTIMUS.

(e)	FORM N-CEN and N-PORT

If Ultimus also provides fund administration services to the Trust or Fund, Ultimus will prepare and file with the SEC the reports on Form N-CEN and N-PORT.

The Parties agree to amend Section 4 of the Agreement to add the out-of-pocket expenses as described below:

3.	Section 4(g) of the Agreement is deleted and replaced with the following:

4.	REIMBURSEMENT OF EXPENSES.

(g)	The actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act; and

(h)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

The Parties agree to amend Schedule B of the Agreement to add the following fees related to the preparation and filing of Form N-CEN and N-PORT:

4.	Schedule B to the Agreement is amended to add the following:

FORMS N-CEN and N-PORT

•	Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

•	The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $[____] per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 500	$[____]
	501 to 2,000	$[____]
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$[____]
	501 to 1,000	$[____]
	Over 1,000	TBD

*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of May 30, 2018.

PAPP INVESTMENT TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Harry Papp	By:	/s/ Gary Tenkman

Name:	Harry Papp	Name:	Gary Tenkman

Title:	President	Title:	Managing Director